UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Greenbacker Renewable Energy Company LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY 10169

Dear Shareholder:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Greenbacker Renewable Energy Company LLC (the “Company”), to be held virtually at 9:00 A.M., Eastern Time, on May 30, 2024. The meeting can be accessed by visiting www.proxypush.com/greenbacker, where you will be able to listen to the meeting live and vote online.

The Notice of 2024 Annual Meeting of Shareholders and Proxy Statement accompanying this letter provide an outline of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will be asked: (i) to elect seven directors of the Company, who will each serve for a term of one year, or until his/her successor is duly elected and qualified; (ii) to approve by resolution, on an advisory basis, the Company’s executive compensation; and (iii) to transact such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

It is important that your shares of the Company’s limited liability company interests (the “Shares”) be represented at the Annual Meeting regardless of the number of Shares you hold. If you are unable to attend the Annual Meeting in person, we urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided or vote via the Internet at the Company’s electronic voting site at www.proxypush.com/greenbacker. If you do attend the meeting and wish to vote in person, you may revoke your proxy at the meeting.

To attend the Annual Meeting, you must register in advance, using your control number and other information, at www.proxypush.com/greenbacker prior to the deadline of May 24, 2024 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and vote online during the meeting.

The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time on May 30, 2024. Online access will open at approximately 8:45 a.m. Eastern Time, and you should allow ample time to log in to the meeting and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance. There will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be listed on the email you will receive after completing your registration.

Sincerely,

/s/ Charles Wheeler
Charles Wheeler
Chairman, President & Chief Executive Officer

April 26, 2024
New York, New York

Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY 10169

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2024

Notice is hereby given that the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Greenbacker Renewable Energy Company LLC (the “Company”) will be held virtually by visiting www.proxypush.com/greenbacker on May 30, 2024, at 9:00 A.M., Eastern Time, to consider and act upon the following:

1.	To elect the seven members to the Company’s Board of Directors to hold office until the next annual meeting of shareholders or until their respective successors have been elected and qualified.

2.	To vote on a resolution to approve, on an advisory basis, the Company’s executive compensation.

3.	To transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

You have the right to receive notice of and to vote at the Annual Meeting if you were a shareholder of record at the close of business on April 1, 2024.

To attend the Annual Meeting, you must register in advance, using your control number and other information, at www.proxypush.com/greenbacker prior to the deadline of May 24, 2024 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting. Shareholders participating in our virtual Annual Meeting will be able to submit questions prior to the Annual Meeting and may listen and vote during the meeting.

The Annual Meeting will begin promptly at 9:00 a.m. Eastern Time on May 30, 2024. Online access will open at approximately 8:45 a.m. Eastern Time, and you should allow ample time to log in to the meeting and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance. There will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be listed on the email you will receive after completing your registration.

If you are unable to attend, please sign the enclosed proxy card and return it promptly in the self-addressed, postage-prepaid envelope provided or vote via the Internet at the Company’s electronic voting site at www.proxypush.com/greenbacker. Please refer to the voting instructions provided on your proxy card or on the electronic voting site, as applicable. In the event there are not sufficient votes for a quorum or to approve the proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

YOUR VOTE IS IMPORTANT!

Instructions on how to vote your shares of the Company’s limited liability company interests are contained in the Proxy Statement and your proxy card. The Company has enclosed a copy of the Proxy Statement, the proxy card and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (the “Annual Report”). The proxy statement, the proxy card and the Annual Report are also available on the Company’s website at www.greenbackercapital.com/greenbacker-renewable-energy-company.

Submitting your proxy does not affect your right to vote in person if you decide to attend the Annual Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before it is exercised at the Annual Meeting.

By Order of the Board of Directors,

/s/ Charles Wheeler
Charles Wheeler
Chairman, President & Chief Executive Officer

April 26, 2024
New York, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2024.

THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR
THE FISCAL YEAR ENDED DECEMBER 31, 2023 ARE AVAILABLE AT
www.greenbackercapital.com/greenbacker-renewable-energy-company.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING AND IN
ORDER TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL
MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD
AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE
OR VOTE VIA THE INTERNET AT THE ELECTRONIC VOTING SITE AT
www.proxypush.com/greenbacker.

Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY 10169

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2024

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), for use at the 2024 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), to be held virtually at 9:00 A.M., Eastern Time, on Thursday, May 30, 2024. The meeting can be accessed by visiting www.proxypush.com/greenbacker where you will be able to listen to the meeting live and vote online.

To attend the Annual Meeting, you must register in advance, using your control number and other information, at www.proxypush.com/greenbacker prior to the deadline of Friday, May 24, 2024 at 5:00 p.m. Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting. Shareholders participating in our virtual Annual Meeting will be able to submit questions prior to the Annual Meeting and may listen and vote during the meeting.

This Proxy Statement and the accompanying materials are being mailed to shareholders of record described below on or about April 29, 2024 and are available at www.greenbackercapital.com/greenbacker-renewable-energy-company.

The Company’s Board of Directors encourages you to read this document thoroughly and take this opportunity to vote, via proxy, on the matters to be decided at the Annual Meeting. As discussed below, you may revoke your proxy at any time before your shares of the Company’s limited liability company interests (“Shares”) are voted at the Annual Meeting.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on April 1, 2024 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote the Shares that they held on the Record Date at the Annual Meeting, or any adjournment or postponement thereof. As of the close of business on the Record Date, we had 199,163,476 Shares outstanding. Each Share entitles its holder to one vote at the Annual Meeting.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. Pursuant to the Company’s Fifth Amended and Restated Limited Liability Company Operating Agreement (the “Fifth Operating Agreement”), a quorum will be present if at least a majority of the outstanding Shares entitled to vote are represented by shareholders present at the Annual Meeting or by proxy. On the Record Date, there were 199,163,476 Shares outstanding and entitled to vote. Thus, 99,581,739 Shares must be represented by shareholders present at the Annual Meeting or by proxy to have a quorum.

Your Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, custodian or other nominee) or if you vote in person at the Annual Meeting. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present in person or represented by proxy at the Annual Meeting may adjourn the Annual Meeting to another date.

What is a proxy?

A proxy is a person you appoint to vote your Shares on your behalf. If you are unable to attend the Annual Meeting, our Board of Directors is seeking your appointment of a proxy so that your Shares may be voted. If you vote by proxy, you will be designating Christopher Smith as your proxy. Mr. Smith may act on your behalf and have the authority to appoint a substitute to act as your proxy.

How do I vote?

You may attend the Annual Meeting at 9:00 A.M., Eastern Time, on Thursday, May 30, 2024 at www.proxypush.com/greenbacker where you will be able to listen to the meeting live and vote online. Whether you hold Shares directly as the shareholder of record or indirectly as the beneficial owner of Shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for Shares you hold in street name, by submitting voting instructions to your broker or nominee. You can vote by mail or by Internet. You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For Shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided. If you want to vote via the Internet, please go to the electronic voting site at www.proxypush.com/greenbacker and follow the on-line instructions. If you vote by the Internet, you do not need to return your proxy card.

How many votes do I have?

On each matter to be voted upon, you have one vote for each Share you own as of the Record Date.

Is my vote confidential?

Yes. All votes remain confidential, unless you provide otherwise.

Can I change my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your Shares, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy bearing a later date;

●	You may send a letter of revocation to the Company at 230 Park Avenue, Suite 1560, New York, NY 10169, Attention: Annual Meeting of Shareholders’ Election Official; or

●	You may virtually attend the Annual Meeting and notify the election official at the Annual Meeting that you wish to revoke your proxy and vote during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your Shares are held by your broker, bank, custodian or other nominee, you should follow the instructions provided by such broker, bank, custodian or other nominee.

What if I sign and return my proxy but do not provide voting instructions?

Proxy cards or voting instruction cards that are signed, dated and returned but do not contain voting instructions will be voted:

●	Proposal No. 1: “FOR” the election of each of the seven nominees named herein to serve on the Board of Directors of the Company.

●	Proposal No. 2: “FOR” the advisory resolution approving the Company’s executive compensation.

How many votes are needed to approve each proposal?

Proposal No. 1:          For the election of directors, the seven nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” or votes withheld with respect to any or all of the nominees will affect the outcome.

Proposal No. 2:          The resolution approving the Company’s executive compensation is an advisory vote. A majority of votes “FOR” such executive compensation (among votes properly cast in person or by proxy) will approve the Company’s executive compensation. Only votes “FOR” or votes “AGAINST” with respect to the resolution approving executive compensation will affect the outcome.

How can I find out the results of the voting at the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting. The Company will also disclose voting results on a Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Who is paying for this proxy solicitation?

The Company will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Where can I obtain additional information?

The Company makes available free of charge on its website, www.greenbackercapital.com/greenbacker-renewable-energy-company, its Annual Report as soon as reasonably practicable after the Company electronically files the Annual Report with the SEC.

DIRECTORS, CORPORATE GOVERNANCE AND EXECUTIVE OFFICERS

Information about the Board of Directors

Our business and affairs are overseen by our Board of Directors, as provided by our Fifth Operating Agreement and Delaware law. The Board of Directors currently has an Audit Committee, a Nominating / Corporate Governance Committee and a Compensation Committee and may establish additional committees from time to time as necessary. Each director will serve until the next annual meeting of shareholders or until his or her successor is duly elected. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director. Any director may resign at any time and may be removed with or without cause by the shareholders upon the affirmative vote of at least a majority of the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors. As provided in our Fifth Operating Agreement, nominations of individuals to fill the vacancy of a board seat previously filled by an independent director will be made by the remaining independent directors.

Our Board of Directors consists of seven members, a majority of whom are independent directors as such term is defined in NASDAQ Listing Rule 5605(a)(2). We are prohibited from making loans or extending credit, directly or indirectly, to our directors or executive officers under section 402 of the Sarbanes-Oxley Act of 2002.

Our Board of Directors serves in a fiduciary capacity to us and has a fiduciary duty to our shareholders. This means that each director must perform his or her duties in good faith and in a manner that each director considers to be in our best interest and in the best interests of the shareholders. Our Board of Directors has a fiduciary responsibility for the safekeeping and use of all of our funds and assets and will not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of us.

Board of Directors

Our Board of Directors includes seven directors. Effective upon the election of directors at the Annual Meeting, our Board of Directors will include the following members:

Name	Age	Position	Director Since
David Sher	60	Director	2012
Charles Wheeler	63	Chairman, President & Chief Executive Officer	2012
Robert Brennan	63	Director	2019
Kathleen Cuocolo	72	Independent Director	2013
Cynthia Curtis	64	Independent Director	2019
Robert Herriott	54	Independent Director	2013
David M. Kastin	56	Independent Director	2013

Biographical Information of Director Nominees

The biographical descriptions for each director include the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director.

David Sher. Mr. Sher has been a board member since our inception in December 2012. Mr. Sher has also served as Chief Executive Officer of Greenbacker Capital Management (“GCM”) since its inception in December 2012, director of Greenbacker Renewable Energy Corporation (“GREC”) since November 2011, and Co-Chief Executive Officer of Greenbacker Group LLC (“Group LLC”) from August 2012 to May 2022. He is a member of the Company’s investment committee. Prior to joining our company, Mr. Sher was a senior adviser at Prospect Capital Management L.P., a mezzanine debt and private equity firm that manages a publicly traded, closed-end, dividend-focused investment company, from June 2009 to January 2011. Prior to joining Prospect Capital, Mr. Sher was a serial entrepreneur founding a number of ventures in the financial services and brokerage industry. In 2002, Mr. Sher was a founder and Managing Director of ESP Technologies, a leading provider of financial software and services to institutional asset managers and hedge funds. In May of 2007, that company was sold to a group of investors. Prior to co-founding ESP, Mr. Sher was a founder and CEO of an online brokerage company, ElephantX dot com Inc. Additionally, in September 1997, he co-founded, developed and managed Lafayette Capital Management LLC, a statistical arbitrage hedge fund. Mr. Sher also spent six years at Bear Stearns where he developed trading ideas and strategies for correspondent clearing customers from 1991 to 1997. Mr. Sher holds a Master of International Affairs from Columbia University and Bachelor of Arts in Political Science from Rutgers University. Mr. Sher was selected to serve as a director because he is the Chief Executive Officer of GCM and has over 20 years of executive experience in various areas, having previously served as founder and chief executive officer of several companies, including two broker-dealers. He has substantial private equity and investing experience involving originated loan transactions, including serving as a senior adviser at Prospect Capital Corporation, a publicly traded business development company (NASDAQ: PSEC). He also has experience working in the renewable energy sector, including a transaction involving the proposed sale of a 28MW biomass power plant to a private equity firm.

Charles Wheeler. Mr. Wheeler has served as our Chief Executive Officer, President, and as a board member since our inception in December 2012. Mr. Wheeler has also served as President of GCM and Co-Chief Executive Officer of Group LLC since August 2012 (having served as a Managing Director of Group LLC since August 2011). He is a member of the Company’s investment committee. Mr. Wheeler is a veteran of the investment banking industry having spent 24 years, from 1987 to January 2011, with the Macquarie Group (“Macquarie”), one of Australia’s leading investment banks. During that time, Mr. Wheeler held several senior positions with the Macquarie, including Head of Financial Products for North America from 2007 to January 2009 and Head of Renewables for North America from September 2007 to December 2010. From 1998 to August 2007, Mr. Wheeler was a Director of the Financial Products Group at Macquarie in Australia with responsibility for the development, distribution and ongoing management of a wide variety of retail financial products, including REITs, infrastructure bonds, international investment trusts and diversified domestic investment trusts. Prior to joining Macquarie, Mr. Wheeler was a tax manager with Touche Ross & Co. in Australia (which was merged into KPMG in Australia). Mr. Wheeler holds a Bachelor of Economics from the University of Sydney and is a member of Chartered Accountants Australia and New Zealand. Mr. Wheeler was selected to serve as a director because he is our Chief Executive Officer and has significant knowledge of, and relationships within, the project and structured finance industry and the renewable energy sector due to his over 10 years of leadership of the Company. Mr. Wheeler also brings his extensive background in project and structured finance to bear on the renewables sector. He also has experience working in the solar and wind energy sectors while at Macquarie, including a transaction involving the purchase and subsequent management of a large portfolio of distributed solar assets located in California, the consideration of several proposals to invest equity into solar thermal power plants across the Southwest, the acquisition of a wind developer in Texas, and the evaluation of numerous wind development opportunities across Canada and the United States.

Robert Brennan. Mr. Brennan has been a director since May 2019. Mr. Brennan has served as Co-Chair of the Board of Directors of Group LLC and as a non-executive officer of GCM since December 1, 2017. He is a member of the Company’s investment committee. Mr. Brennan was previously a Senior Managing Director and Head of Guggenheim Partners Commercial Real Estate Finance Group where from 2010 to 2017 he built a national commercial mortgage loan origination, servicing and asset management business responsible for nearly $10 billion of loans for client investment portfolios. Additionally, Mr. Brennan was an executive member and founding investor of Pillar Financial, Guggenheim’s GSE licensed lending, mortgage banking, and servicing affiliate which was sold to SunTrust Bank in late 2016. During his 34-year Wall Street career, Mr. Brennan spent the last 26 years focused on real estate, in which he played a wide range of roles including trading, origination, structuring and banking, and asset management. Mr. Brennan was involved with a broad array of property and project types ranging from conventional incoming producing to project-based transactions. Prior to Guggenheim, he was the Global Head of Credit Suisse’s Real Estate Finance and Securitization Group which was a dominant global leader in the commercial real estate finance industry. Mr. Brennan joined Credit Suisse in November 2000 when it was merged with Donaldson, Lufkin and Jenrette (“DLJ”), where he was a Managing Director and Head of the Commercial Mortgage Group. Mr. Brennan held previous positions at UBS Securities and L.F. Rothschild and started his career in 1983 with E.F. Hutton where he was an Associate in the Investment Banking Division. Mr. Brennan is a graduate of the University of Vermont (“UVM”) and holds a Master of Business Administration from New York University. For the past 10 years, Mr. Brennan was the Chair of UVM’s Investment Sub-committee, responsible for overseeing the university’s endowment. Mr. Brennan was selected to serve as a director based upon his extensive finance, investment and asset management experience.

Kathleen Cuocolo. Ms. Cuocolo, an independent director since July 2013, was President of Syntax, LLC from 2014 to 2020, a company that created a new class of equity indices — Syntax Stratified Indices. She was responsible for overseeing the business and infrastructure development at Syntax’s family of Stratified Indices and Stratified Exchange Traded Funds. She currently serves as Audit Chair of Monterey Capital Acquisition Corporation, a special purpose acquisition company seeking to acquire businesses in the sustainability field. Ms. Cuocolo was Managing Director, Head of Global ETF Accounting and Administration at Bank of New York Mellon from April 2008 until March 2013. Prior to Bank of New York Mellon, she was President of Cuocolo & Associates from January 2004 through March 2008 where she specialized in board governance services. From September 1982 through July 2003, Ms. Cuocolo served as Executive Vice President of State Street Corporation where she was Head of US Fund Administration Services and the founder of Exchange Traded Fund Services. In addition to her corporate work, Ms. Cuocolo has served as independent director of Guardian Life Mutual Funds from June 2006 through their acquisition by RS Investments in December 2007, Chairperson of Select Sectors SPDR Trust from August 2000 through October 2007, trustee of SPDR Trust from January 1993 through July 2003, President and Director of The China Fund from September 1999 through July 2003 and President of the State Street Master Funds from January 2000 through July 2003. Ms. Cuocolo received her Bachelor of Arts from Boston College in Accounting. She has been a certified public accountant in Massachusetts since 1981 and she holds a masters in Corporate Governance from the American College of Corporate Directors. Ms. Cuocolo was selected to serve as an independent director based upon her extensive experience in financial service administration and as a Board member and an investor.

Cynthia Curtis. Ms. Curtis has been an independent director since May 2019. Since January 2023, Ms. Curtis has served as Senior Vice President, Head of Portfolio ESG at Revantage, a global company services provider serving Blackstone portfolio companies and investments. Her primary focus is value creation through the decarbonization of real estate assets. From August 2015 to January 2023, Ms. Curtis was Senior Vice President of Sustainability for JLL, a Fortune 200 commercial real estate services company, where she was responsible for embedding sustainability throughout JLL’s business as well as those of its clients. Ms. Curtis also collaborated with JLL’s Investor Relations team to engage with investors on JLL’s environmental, social and governance (“ESG”) strategy and results and represented the company on the World Green Building Council’s Corporate Advisory Board. Previously, Ms. Curtis has worked in the public, private and non-profit sectors, including Ceres, CA Technologies, where she served as Vice President and Chief Sustainability Officer, and EMC (now Dell), where she was Senior Director, Services Marketing. She lives in the Boston area, is a member of the New England Women in Energy and the Environment and built one of the region’s first gold LEED-certified residences. Ms. Curtis holds a Bachelor of Arts from Boston College and a Master of International Management degree from Arizona State University’s Thunderbird School of Global Management. Ms. Curtis was selected to serve as an independent director based on her extensive experience in marketing and sustainability.

Robert Herriott. Mr. Herriott, an independent director since July 2013, founded RBT Public Affairs Group in January 2009. Mr. Herriott has worked in public affairs since 1994 serving in various political, legislative, and governmental liaison roles. In his capacity with RBT Public Affairs Group, Mr. Herriott has been involved with legislative and regulatory issues concerning FATCA, the Dodd-Frank Act, and Investment Management Operational Due Diligence, among others including Green Energy Initiatives and Healthcare. Prior to forming RBT Public Affairs Group, Mr. Herriott served from January 2007 to April 2009 as an internal advisor to the Toy Industry Association assisting in the legislative and regulatory reform of the industry, and harmonizing manufacturing standards between the United States, China and the European Union. Mr. Herriott has testified before legislative bodies regarding pending legislation, and spoken throughout the U.S. and internationally on how to interact with government, communication strategy, the U.S. legislative process, and specific industry issues pending before governmental entities. Mr. Herriott continues to advise clients on macro and micro governmental and political risk analysis, as well as reputation management and public affairs campaigns. Since joining the Company as an independent director, Mr. Herriott has earned a certificate in Energy Innovation and Emerging Technologies from Stanford University and a Directorship Certification from the National Association of Corporate Directors. Mr. Herriott holds a Bachelor of Arts in political science and psychology from the University of West Georgia. He holds an Energy Innovation and Emerging Technologies Certificate from Stanford University and Directorship Certification from the National Association of Corporate Directors. Mr. Herriott was selected to serve as an independent director based on his extensive experience with legislative and regulatory issues, and with federal government energy initiatives, in particular.

David M. Kastin. Mr. Kastin has been an independent director since July 2013. From December 2022 through September 2023, Mr. Kastin was the Executive Vice President, Chief Legal Officer and Corporate Secretary of Bed, Bath & Beyond, Inc., which filed for bankruptcy protection in April 2023. The confirmation order for the wind down and liquidation of Bed, Bath & Beyond became effective in October 2023. From August 2020 to December 2022, he was the General Counsel and Corporate Secretary of Clever Leaves International, Inc. From August 2015 through January 2020, he was Senior Vice President, General Counsel and Corporate Secretary of Vitamin Shoppe, Inc. From August 2007 through August 2015, Mr. Kastin was Senior Vice President-General Counsel and Corporate Secretary of Town Sports International Holdings, Inc. From March 2007 through July 2007, Mr. Kastin was Senior Associate General Counsel and Corporate Secretary of Sequa Corporation, a diversified manufacturer. From March 2003 through December 2006, Mr. Kastin was in-house counsel at Toys “R” Us, Inc., most recently as Vice President — Deputy General Counsel. From 1996 through 2003, Mr. Kastin was an associate in the corporate and securities departments at several prominent New York law firms, including Bryan Cave Leighton Paisner LLP. From September 1992 through October 1996, Mr. Kastin was a Staff Attorney in the Northeast Regional Office of the U.S. Securities and Exchange Commission. Mr. Kastin received his Bachelor of Arts in finance at George Washington University and his Juris Doctor from Cardozo School of Law. Mr. Kastin was selected to serve as an independent director based on his extensive experience as a legal and strategic advisor and counsel to publicly traded companies and his expertise in securities and corporate governance matters.

There is no family relationship between and among any of the Company’s executive officers or directors.

The Company’s Board of Directors held 13 meetings during the fiscal year ended December 31, 2023. All directors attended all of the board meetings held in 2023, except for Kathleen Cuocolo, Cynthia Curtis, and David Sher, who attended all but one board meeting, and Robert Brennan, who attended a majority of the board meetings held in 2023. All committee members attended all of the meetings of the committee(s) of which he/she was a member, if any, during 2023. The Company encourages all directors to attend the annual meeting of shareholders but does not have a written policy on board attendance at its annual meetings of shareholders. All directors attended the 2023 annual meeting of shareholders.

Risk Oversight and Board Leadership Structure

Through its direct oversight role, and indirectly through its committees, the Board of Directors performs a risk oversight function for the Company consisting of, among other things, the following activities: (i) at regular and special board meetings, and on an ad hoc basis as needed, receiving and reviewing reports related to the performance and operations of the Company; (ii) reviewing and approving, as applicable, the compliance policies and procedures of the Company; (iii) meeting with the portfolio management team to review investment strategies, techniques and the processes used to manage related risks; and (iv) meeting with, or reviewing reports prepared by, the representatives of the Company’s key service providers, including its independent registered public accounting firm, to review and discuss the Company’s activities and to provide direction with respect thereto.

We operate under the direction of our Board of Directors, a majority of whom are independent ― Kathleen Cuocolo, Cynthia Curtis, Robert Herriott, and David M. Kastin. Charles Wheeler, who also serves as Chief Executive Officer and President of the Company and President of GCM, and David Sher, who also serves as Chief Executive Officer of GCM, and Robert Brennan, who also serves as Co-Chair of the Board of Directors of Group LLC and as a non-executive officer of GCM, are the other members of our Board of Directors.

Charles Wheeler serves as the Company’s Chief Executive Officer as well as Chairman of the Company’s Board of Directors. The Board of Directors believes that Mr. Wheeler is the director with the most knowledge of the Company’s business strategy and is best situated to serve as Chairman of the Company’s Board of Directors.

While the Board of Directors does not currently have a lead independent director, the Board of Directors, after considering various factors, has concluded that its structure of seven directors, four of whom are independent, is appropriate at this time. The Nominating / Corporate Governance Committee of the Board of Directors periodically reviews and makes recommendations to the Board of Directors as to changes in the size, composition, organization, function and operational structure of the Board of Directors and its committees. As the Company’s assets increase, the Board of Directors will continue to monitor the Company’s structure and determine whether it remains appropriate based on the complexity of the Company’s operations.

Committees of the Board of Directors

The entire Board of Directors considers all major decisions concerning the Company’s business. However, the Company’s Fifth Operating Agreement provides that the Company’s Board of Directors may establish such committees as the Board of Directors believes appropriate. The Board of Directors currently has an Audit Committee, a Nominating / Corporate Governance Committee, and a Compensation Committee and may establish additional committees from time to time as necessary. The Company’s Board of Directors will appoint the members of the committee in its discretion, provided that each member of the Audit Committee and the Compensation Committee must be independent.

Audit Committee

The members of the Company’s standing Audit Committee are Kathleen Cuocolo, Cynthia Curtis, Robert Herriott, and David M. Kastin, all of whom are independent directors as defined in NASDAQ Listing Rule 5605(a)(2). Kathleen Cuocolo chairs the Company’s Audit Committee and serves as the “audit committee financial expert,” as that term is defined under Item 407 of Regulation S-K of the Exchange Act.

The Audit Committee operates pursuant to a written charter approved by the Company’s Board of Directors and meets periodically, as necessary. The charter was amended and restated effective as of April 25, 2024. The charter sets forth the purpose of the Audit Committee, including:

●	overseeing the corporate accounting and reporting practices of the Company and its subsidiaries;

●	overseeing the quality and integrity of the Company’s consolidated financial statements;

●	assuring the Company’s compliance with applicable legal and regulatory requirements;

●	reviewing the performance, qualifications and independence of the Company’s external auditors; and

●	reviewing the performance of the Company’s internal audit function.

A copy of the Audit Committee’s charter is available on the Company’s website: www.greenbackercapital.com/greenbacker-renewable-energy-company. The Audit Committee met four times during the fiscal year ended December 31, 2023. Each of the members of the Audit Committee attended all such meetings.

Nominating / Corporate Governance Committee

The members of the Company’s standing Nominating / Corporate Governance Committee are Robert Herriott, Cynthia Curtis, Charles Wheeler, Robert Brennan, David Sher, Kathleen Cuocolo, and David M. Kastin. Robert Herriott, Cynthia Curtis, Kathleen Cuocolo, and David M. Kastin are the independent directors as defined in NASDAQ Listing Rule 5605(a)(2) on the committee. Robert Herriott chairs the Company’s Nominating / Corporate Governance Committee.

The Nominating / Corporate Governance Committee operates pursuant to a written charter approved by the Company’s Board of Directors and meets periodically, as necessary. The charter was amended and restated effective as of April 25, 2024. The charter sets forth the purpose of the Nominating / Corporate Governance Committee, including:

●	assisting the Board of Directors by identifying individuals qualified to become members of the Board of Directors;

●	recommending to the Board of Directors the director nominees to be elected at each annual meeting of the Company’s shareholders;

●	recommending to the Board of Directors the director nominees to serve on each committee of the Board of Directors;

●	developing, together with the Chairman of the Board of Directors and members of senior management, and recommend to the Board of Directors succession plans for the Company’s Chief Executive Officer and other senior executive officers;

●	develop and recommend to the Board the corporate governance principles and guidelines applicable to the Company;

●	periodically reviewing the Company’s strategies, activities, policies and communications regarding sustainability and other ESG related matters and making recommendations to the Board of Directors; and

●	overseeing the Board and its respective committees in the annual review of their performance.

A copy of the Nominating / Corporate Governance Committee’s charter is available on the Company’s website: www.greenbackercapital.com/greenbacker-renewable-energy-company. The Nominating / Corporate Governance Committee did not meet during the fiscal year ended December 31, 2023

Shareholder Nominations for Director

The Nominating / Corporate Governance Committee considers candidates suggested by its members and other directors, as well as the Company’s management and shareholders. A shareholder who wishes to recommend a prospective nominee for our Board of Directors must provide notice to the Company’s corporate secretary in accordance with the requirements set forth in the Company’s Fifth Operating Agreement, the Nominating / Corporate Governance Committee charter and any applicable law, rule or regulation regarding director nominations. Nominations should be sent to Greenbacker Renewable Energy Company LLC, 230 Park Avenue, Suite 1560, New York, NY 10169, Attn: Shareholder Nominations. To have a candidate considered by the Nominating / Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

●	the name of the shareholder and evidence of the person’s ownership of Shares, including the number of Shares owned and the length of time of the ownership;

●	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating / Corporate Governance Committee and nominated to the Board of Directors; and

●	if requested by the Nominating / Corporate Governance Committee, a completed and signed director’s questionnaire.

Compensation Committee

The members of the Company’s standing Compensation Committee are Cynthia Curtis, Kathleen Cuocolo, Robert Herriott and David M. Kastin, all of whom are independent directors as defined in NASDAQ Listing Rule 5605(a)(2). Cynthia Curtis chairs the Company’s Compensation Committee.

The Compensation Committee operates pursuant to a written charter approved by the Company’s Board of Directors and meets periodically, as necessary. The charter was amended and restated effective as of April 25, 2024. The charter sets forth the purpose of the Compensation Committee, including:

●	overseeing the approval, administration and evaluation of the Company’s compensation plans, including equity incentive compensation plans that are maintained by the Company and/or under which equity incentive awards remain outstanding, compensation policies and compensation programs;

●	reviewing the compensation of the Company’s directors, executive officers, and other senior personnel as the Committee may determine from time to time;

●	reviewing, discussing with the Company’s management and recommending to the Board of Directors the Compensation Discussion and Analysis to be included, as required, in the Company’s annual proxy statement or annual report on Form 10-K;

●	preparing any report on or relating to executive compensation required by the rules and regulations of the SEC; and

●	assisting the Board of Directors with other related tasks, as assigned from time to time.

A copy of the Compensation Committee’s charter is available on the Company’s website: www.greenbackercapital.com/greenbacker-renewable-energy-company. The Compensation Committee met six times during the fiscal year ended December 31, 2023. Each of the members of the Compensation Committee attended all such meetings.

Code of Ethics

The Company adopted a written Code of Ethics designed to promote ethical conduct by all of the Company’s directors, officers and employees based upon the standards set forth under Item 406 of Regulation S-K of the Exchange Act. The Code of Ethics applies to all Company employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer. A copy of the Company’s Code of Ethics is available on the Company’s website: www.greenbackercapital.com/greenbacker-renewable-energy-company.

Insider Trading Policy

The Company has not adopted a written insider trading policy governing the purchase, sale, and/or other dispositions of shares by directors, officers and employees of the Company and its subsidiaries. Generally speaking, and assuming no other legal or contractual restrictions or limitations exist (including as provided in the terms of award agreements or other agreements with the Company), shareholders can sell vested shares so long as they are not in possession of material nonpublic information, and they first obtain pre-clearance from the Company. Executive officers and members of the Board of Directors are subject to additional trading restrictions and policies under applicable law. The Company continues to review and evaluate its internal policies and is in the process of formalizing a written insider trading policy.

Shareholder Communications to the Board of Directors

Shareholders may contact an individual director, the Board of Directors as a group, or a specified board committee or group, including the independent directors as a group, by writing to the following address:

Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY 10169
Attn: Board of Directors

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that the Company determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and each person who owns more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s Shares and other equity securities. Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on the written representations that no other reports were required, the Company believes that each person who, at any time during such fiscal year, was a Reporting Person complied with all Section 16(a) filing requirements in a timely manner during such fiscal year.

Executive Officers

The following table provides information on our current executive officers.

Name	Age	Position
Charles Wheeler	63	Chairman, President & Chief Executive Officer
Christopher Smith	50	Chief Financial Officer and Treasurer
Matthew Murphy	42	Chief Operating Officer
Michael Landenberger	45	Chief Accounting Officer

Charles Wheeler. Mr. Wheeler’s biography appears under the heading “Biographical Information of Director Nominees.”

Christopher Smith. Mr. Smith has been our Chief Financial Officer (“CFO”) since February 2024 and also serves as CFO of GCM. Mr. Smith is a seasoned CFO and leader, who brings over 20 years of accounting and finance experience within the energy sector to Greenbacker. Mr. Smith has experience as a finance executive, ranging from startup to large enterprises with an emphasis on energy asset development, investment, and project finance. Over the course of his career, Mr. Smith served as Partner and CFO at SER Capital Partners, a private equity firm focusing on sustainability. Under his tenure, the firm successfully closed on over $500 million in capital commitments, directing investments into critical areas of the energy transition, including battery storage and energy efficiency. Mr. Smith led Sunnova Energy, Inc. through its initial public offering in 2019, as the company’s interim CFO & Treasurer. As Managing Director & Treasurer at Hannon Armstrong Sustainable Infrastructure, he spearheaded the firm’s financial strategy and closed numerous bank and capital market transactions. Mr. Smith received an MBA from Harvard University and a BA in Political Science and Chemistry from the University of Alabama.

Matthew Murphy. Mr. Murphy has been our Chief Operating Officer (“COO”) since May 2023 and is responsible for all corporate and fleet operations and has extensive experience in the development, design, construction, and operation of renewable energy facilities. He joined GCM in November of 2016, bringing with him 12 years of experience in renewable power plant operations working in a wide variety of roles. In his time at GCM, Mr. Murphy has built and manages all of the fleet operations, information technology, and business operations functions of the company. From 2012 – 2016 he worked at Borrego Solar Systems, where he started and led their third-party fleets services group from the ground up, eventually growing it to 700 megawatts under management, making it one of the largest such providers in North America at the time. From 2007 – 2011 he worked at Peck Electric, the largest electrical contractor in Vermont, where he founded their renewables division and was responsible for the development, design, and construction of solar projects. During this time Mr. Murphy was also lead instructor for the IBEW’s photovoltaic training program where he certified over 300 electricians in photovoltaic installations and built the first renewable energy training facility in New England. This program was funded and backed by the Department of Energy. Mr. Murphy is an electrician by trade and education and was certified by the National Joint Apprenticeship and Training Committee, where he received his electrical license in 2011. In 2010, he became the youngest person in New England to receive his North American Board of Certified Energy Practitioner’s (NABCEP) energy certification at the age of 29.

Michael Landenberger. Mr. Landenberger has been our Chief Accounting Officer since August 2022. He is also the Chief Accounting Officer of GCM and Greenbacker Administration. Mr. Landenberger is responsible for all areas of accounting, tax, internal and external financial reporting, including filings with the SEC and related internal controls, has extensive experience with U.S. GAAP, SEC regulations and SOX compliance including technical accounting matters, implementing new accounting standards, managing complex transactions, and internal and external audits. He joined GCM in December 2019, bringing with him almost 20 years of experience in finance and accounting, working for over 10 years in large international and regional public accounting firms and five years in finance and accounting leadership roles at a large public company. Mr. Landenberger worked at a large public company in the senior living industry from 2015 to 2019, the last four years as their Chief Accounting Officer, where he led the restructuring of the financial accounting, operational accounting, and financial reporting departments, including recruitment of sophisticated personnel, restructuring teams and processes to remediate prior control deficiencies. Mr. Landenberger was a member of the Executive Steering Committee and departmental leader for several systems implementations, and business transactions and restructuring. Prior to this role, he worked at a large international public accounting firm in their assurance practice, where he gained significant experience with technical accounting matters and SEC regulations, and also in another large international accounting firm working in their financial due diligence practice assisting clients in both buy and sell-side financial diligence and analysis. Mr. Landenberger holds a Bachelor of Arts in Accounting and Information Systems from the University of Massachusetts Amherst, and is a certified public accountant certified in the state of Massachusetts.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

As a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act for the fiscal year ended December 31, 2023, we have opted to comply with the executive compensation rules and reduced disclosure requirements otherwise applicable to smaller reporting companies. Our ability to rely on the executive compensation rules and reduced disclosure requirements otherwise applicable to smaller reporting companies will cease after the filing of this proxy statement.

Director Compensation

Compensation Program

Our director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our shareholders. We compensate directors who are not employed by the Company with a combination of cash and equity awards.

The Compensation Committee reviews the director compensation program and recommends proposed changes for approval by the Board of Directors. As part of this review, the Compensation Committee considers: (1) the significant amount of time expended and the skill level required by each director not employed by the Company in fulfilling his or her duties on the Board of Directors and its committees; (2) each director’s role and involvement on the Board of Directors and its committees; and (3) the market compensation practices and levels of our peer companies.

Summary Director Compensation Table For 2023

The following table sets forth information regarding all forms of compensation that were both earned by and paid to our independent directors during the year ended December 31, 2023.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Kathy Cuocolo	$220,000	$48,750	$—	$268,750
Cynthia Curtis	$200,000	$48,750	$—	$248,750
Robert Herriott	$200,000	$48,750	$—	$248,750
David M. Kastin	$200,000	$48,750	$—	$248,750

(1)	Robert Brennan receives no compensation for his services as one of our directors. He is a non-executive officer of GCM.

(2)	Amounts include fees earned for Board and committee services in 2023.

(3)	This column indicates the aggregate grant date fair value, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of the Class P-I Shares of the Company. The fair value of the shares granted was determined based on the monthly share value (“MSV”) of the Class P-I Shares in effect as of the date of each grant. As of December 31, 2023, Kathleen Cuocolo had 50,904.026 shares outstanding, Cynthia Curtis has 20,988.814 shares outstanding, Robert Herriott had 27,648.923 shares outstanding and David M. Kastin had 25,546.927 shares outstanding.

Narrative to Director Compensation Table

All independent directors earned Board Fees of $200,000 in 2023. Ms. Cuocolo received an additional $20,000 for her services as Audit Committee Chair in 2023.

We granted Class P-I Shares to our independent directors in 2023 in the amounts set forth below:

Name	Stock Awards (#)(1)
Kathy Cuocolo	5,538.878
Cynthia Curtis	5,538.878
Robert Herriott	5,538.878
David M. Kastin	5,538.878

(1)	Class P-I Shares were granted to each director on January 10, 2023, May 24, 2023, July 7, 2023 and October 12, 2023, and were immediately vested upon such grant.

Executive Officer Compensation

Compensation Program

Our executive compensation program reflects the philosophy that compensation should reward executives for outstanding individual performance and, at the same time, align the interests of executives closely with those of shareholders. To implement that philosophy, the Company aims to reward above-average corporate performance and recognize individual initiative and achievement. Our executive compensation program is designed to attract, retain, motivate, and reward key executives and align their interests with that of our shareholders. We compensate our executive officers with a combination of cash and equity awards.

The Compensation Committee conducts an ongoing review of the Company’s executive compensation program to evaluate whether the program supports the Company’s compensation philosophy and objectives and to monitor the program’s alignment with its strategic business objectives. In connection with this ongoing review, and based on feedback received through our shareholder outreach, the Compensation Committee continues to implement and maintain what it believes are best practices for executive compensation and governance. Below is a summary of those practices:

What We Do	What We Don’t Do
Thorough benchmarking process	No employment agreements (unless required by law)
Rigorous Compensation Committee oversight of incentive goals and metrics	No individual change-in control agreements
Limited executive perquisites	No tax gross-ups on change in control benefits
Independent compensation consultant to Compensation Committee	No supplemental retirement plan
Significant use of performance-based vesting of equity awards	No repricing of underwater stock options without shareholder approval

We set forth here some highlights of our business performance in 2023, which gives context for the compensation that we paid to our executives for 2023.

Our fleet of clean energy projects produced approximately 2.5 million megawatt-hours (“MWh”) of total power during the fiscal year ended December 31, 2023, representing a year-over-year increase of 7%. That increase was primarily due to a 38% annual production increase from our operating solar fleet, which generated nearly 1.5 million MWh of clean power. The new solar assets brought online during the fiscal year ended December 31, 2023, helped drive production growth and contributed an additional $11.4 million to the fleet’s annual operating revenue.

With respect to our independent power producer segment, we—working closely with our contractor Bedrock Renewables—completed our first wind repowers (replacing older wind turbines on existing assets with new, more efficient ones), bringing three projects through redevelopment and construction during the fiscal year ended December 31, 2023. Two of these projects entered commercial operation in late 2023, with the third reaching that milestone in February of 2024. As part of our repower strategy, we and Bedrock Renewables sourced equipment for the projects domestically, supporting well-paying long-term jobs for Americans and qualifying the facilities for the domestic content tax credit adder.

Along with significant annual revenue and year-over-year production and capacity increases, we also continued to deliver on our sustainability and impact goals during the fiscal year ended December 31, 2023. As of December 31, 2023, our clean energy assets had cumulatively produced approximately 8.7 million MWh of clean power since January 2016, abating over 6.1 million metric tons of carbon.

Adjusted EBITDA is a non-GAAP financial measure that adjusts income (loss) before income taxes to exclude interest, depreciation expense and amortization expense, as well as other income and expense items. Additionally, the Company further adjusts for certain items that are not indicative of the ongoing operating performance of the business. For the year ended December 31, 2023, our Adjusted EBITDA was $31.8 million. For purposes of determining executive officer bonuses for the year ended December 31, 2023, our target Adjusted EBITDA was $70.0 million. We did not meet our target Adjusted EBITDA, in part, because of three wind repower projects. As part of these wind repower projects, existing assets were strategically taken offline which negatively impacted our topline revenues during the fiscal year ended December 31, 2023. See the heading “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report for a further description and reconciliation of Adjusted EBITDA.

Summary Compensation Table for 2023

The following table sets forth all compensation awarded to, paid to, or earned by the following named executive officers for the fiscal year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Charles Wheeler,	2023	$500,000	$250,000	$2,128,984	$—	—	$2,878,984
Chief Executive Officer	2022	$310,904	$1,000,000	$—	$—	—	$1,310,904
Spencer Mash,	2023	$509,780	$364,667	$1,935,440	$385,333	—	$3,195,220
Chief Financial Officer	2022	$314,630	$1,000,000	$1,806,318	$—	—	$3,120,948
Matthew Murphy,	2023	$409,780	$465,140	$1,432,228	$264,860	—	$2,572,008
Chief Operating Officer

(1)	This column indicates the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, of the equity awards granted pursuant to the Greenbacker Group LLC Equity Incentive Plan. See the heading, “Share-Based Compensation” in “Note 2. Significant Accounting Policies” in the Notes to Consolidated Financial Statements (Non-Investment Basis) contained in the Company’s Annual Report for an explanation of the assumptions made in valuing these awards.

(2)	In August, the Company granted service-based restricted share units to Messrs. Wheeler, Mash and Murphy, that vest ratably over a three year period. The Company also granted performance restricted share units to Messrs. Wheeler, Mash and Murphy that are both a market and service-based award in accordance with ASC Topic 718. Shares under these awards will vest on the fourth anniversary of the award date, subject to achievement of requisite Total Shareholder Return over a three year period, as more fully described in “Note 19. Share-based Compensation” in the Notes to Consolidated Financial Statements (Non-Investment Basis) contained in the Company’s Annual Report.

Narrative Disclosure to Summary Compensation Table

The amounts reflected in the Bonus Column for 2023 reflect amounts granted by the Compensation Committee in January 2024 to the named executive officers on a discretionary basis for 2023, which includes amounts paid based on the results of each respective named executive officer’s annual performance review (the “360 Performance and Management Reviews”) for 2023.

The amounts reflected in the Non-Equity Incentive Plan Compensation Column for 2023 reflect amounts earned by the named executive officers for 2023, based on each named executive officer’s achievement of individual performance measures (the “Objectives and Key Results”) for 2023. As we did not achieve our threshold Adjusted EBITDA goals of $56,000,000 for the fiscal year ended December 31, 2023, our named executive officers did not receive any portion of their 2023 bonuses in respect of Adjusted EBITDA performance.

Following is a brief summary of the how the Compensation Committee determined 2023 bonuses for each of our named executive officers.

Charles Wheeler, Chief Executive Officer

The Compensation Committee considered the framework described in the below table to determine Mr. Wheeler’s 2023 annual bonus.

Bonus Factor	Performance Objectives	Results	Weighting	Threshold Bonus (50%)	Target Bonus (100%)	Maximum Bonus (200%)
Adjusted EBITDA	Threshold: $56 million Target: $70 million Maximum: $84 million	$31.8 million	30%	$75,000	$150,000	$300,000
360 Performance and Management Review	Meets Expectations (2) Often Exceeds Expectations (3) Set a New Standard (4)	Often Exceeds Expectations (3)	30%	$75,000	$150,000	$300,000
Objectives and Key Results	Objective 1 (20%): Generate EBITDA Growth in the IPP side of the business	0%	40%	$100,000	$200,000	$400,000
	Objective 2 (20%): Build GCM into a significant contributor to GREC’s EBITDA by Increasing Investment Management Revenues	38%
	Objective 3 (20%): Improve Productivity at GREC by implementing a robust budget to actual process and adopting new technologies to gain efficiencies	100%
	Objective 4 (20%): Adopt best practices in our corporate governance approach, reflecting who we are and consistent with our values	0%
	Objective 5 (20%): Develop 3 Year Strategic Corporate Plan	75%
Total			100%	$250,000	$500,000	$1,000,000

As we did not achieve our Adjusted EBITDA target for the fiscal year ended December 31, 2023, Mr. Wheeler received a reduced annual bonus of $250,000 for the fiscal year ended December 31, 2023. The Compensation Committee considered the 360 Performance and Management Review, the Objectives and Key Results and the following discretionary factors in determining that Mr. Wheeler was entitled to receive a bonus:

●	Under the guidance of Mr. Wheeler, we grew our sustainable real estate business by launching a sustainable real estate strategy.

●	Under the supervision of Mr. Wheeler, GREC improved productivity by implementing a robust budget to actual process and adopting new technologies to gain efficiencies.

●	Mr. Wheeler developed our three-year strategic corporate plan, outlining our goals and initiatives for sustainable growth and long-term success.

Spencer Mash, Chief Financial Officer

The Compensation Committee considered the framework described in the below table to determine Mr. Mash’s 2023 annual bonus.

Bonus Factor	Performance Objectives	Results	Weighting	Threshold Bonus (50%)	Target Bonus (100%)	Maximum Bonus (200%)
Adjusted EBITDA	Threshold: $56 million Target: $70 million Maximum: $84 million	$31.8 million	30%	$75,000	$150,000	$300,000
360 Performance and Management Review	Meets Expectations (2) Often Exceeds Expectations (3) Set a New Standard (4)	Often Exceeds Expectations (3)	30%	$75,000	$150,000	$300,000
Objectives and Key Results	Objective 1 (60%): Liquidity and Risk Management	90%	40%	$100,000	$200,000	$400,000
	Objective 2 (30%): Financial Budget and Reporting - Robust Budget to Actual Reporting with inclusion into Corporate Model	100%
	Objective 3 (10%): Implementation of FinTech Initiatives and Drive Operational Efficiency	83%
Total			100%	$250,000	$500,000	$1,000,000

As we did not achieve our Adjusted EBITDA target for the fiscal year ended December 31, 2023, Mr. Mash received a reduced annual bonus for the fiscal year ended December 31, 2023. In determining that Mr. Mash was entitled to receive a $385,333 bonus in respect of Objectives and Key Results, the Compensation Committee considered the following factors:

●	Mr. Mash led the development and successful execution of our structured project financing plan.

●	Mr. Mash played a pivotal role in both developing and overseeing our financial and operational budgets.

The Compensation Committee considered the 360 Performance and Management Review and the following factors when it determined that Mr. Mash was entitled to receive an additional, discretionary bonus in the amount of $364,667:

●	Mr. Mash implemented and executed on tax equity, warehouse, revolver upsize, sale-leaseback, and future placements for upcoming projects.

●	In connection with the wind repower projects, Mr. Mash successfully qualified our facilities for the domestic content tax credit adder.

Matthew Murphy, Chief Operating Officer

The Compensation Committee considered the framework described in the below table to determine Mr. Murphy’s 2023 annual bonus.

Bonus Factor	Performance Objectives	Results	Weighting	Threshold Bonus (50%)	Target Bonus (100%)	Maximum Bonus (200%)
Adjusted EBITDA	Threshold: $56 million Target: $70 million Maximum: $84 million	$31.8 million	30%	$51,000	$102,000	$204,000
360 Performance and Management Review	Meets Expectations (2) Often Exceeds Expectations (3) Set a New Standard (4)	Set a New Standard (4)	30%	$51,000	$102,000	$204,000
Objectives and Key Results	Objective 1 (25%): Achieve all goals tied to the company objective: EBITDA growth	100%	40%	$68,000	$136,000	$272,000
	Objective 2 (25%): GB 2.0 Software Infrastructure phase 1 of 2	93%
	Objective 3 (15%): Improve Wind Operations	95%
	Objective 4 (15%): Governance - Create Admin support for internal SMEs	100%
	Objective 5 (20%): Resolve at least 2 major open disputes successfully	100%
Total			100%	$170,000	$340,000	$680,000

In determining that Mr. Murphy was entitled to receive a $264,860 bonus in respect of Objectives and Key Results, the Compensation Committee considered the following factors:

●	Mr. Murphy skillfully managed the conversion of construction assets into operational status.

●	Mr. Murphy effectively managed all plant and operations-related expenses, consistently coming in under the approved budget.

●	Mr. Murphy actively contributed to the recruitment and development of new personnel specifically for wind due diligence work associated with investments.

The Compensation Committee considered the 360 Performance and Management Review and the following factors when it determined that Mr. Murphy was entitled to receive an additional, discretionary bonus in the amount of $465,140:

●	Mr. Murphy was instrumental in the implementation of improved quality control measures.

●	Mr. Murphy played an important role in managing relationships with key business partners including major construction partners and developers and ensured continued business relationships while we were in a transition period following the departure of Mehul Mehta.

Following is a brief summary of the other core elements of the compensation program for our named executive officers.

Greenbacker 2023 Equity Incentive Plan

Under the Greenbacker Renewable Energy Company LLC 2023 Equity Incentive Plan (the “2023 Equity Incentive Plan”), an aggregate of 5% of the common shares that are issued and outstanding are available for grants in respect of Class P-I shares to employees and non-employee directors. The maximum number of common shares authorized will be automatically increased by 1% on each anniversary of the effective date of the 2023 Equity Incentive Plan, until the total aggregate amount of issuable shares is 10% of the common shares issued and outstanding. The 2023 Equity Incentive Plan allows for the grant of certain share-based awards. The Company’s Board of Directors determines the period over which share-based awards vest, and awards generally vest over a one to four-year period. As of December 31, 2023, there were 8.5 million shares available for future grants under the 2023 Equity Incentive Plan.

Greenbacker Group LLC Equity Incentive Plan

In connection with the Acquisition, Group LLC adopted the Greenbacker Group LLC Equity Incentive Plan (the “Group LLC EIP”) on May 19, 2022. The Group LLC EIP permits grants of Series E Membership Interests in Group LLC or in GB EO Holder LLC (we refer to these as “EO Awards”). The EO Awards vest in one, two or three tranches over a service period ranging from one, two, three years or longer, depending on whether and when certain run rate revenue levels are achieved. The EO Awards will initially not be entitled to share in any distributions paid by the Company but will have the potential to participate on a share-for-share basis with Class P-I Shares, subject to the satisfaction of separate quarter-end run-rate revenue benchmark targets. For further discussion associated with the terms of these equity grants, see the heading “Share-Based Compensation” in “Note 3. — Acquisitions” in the Notes to Consolidated Financial Statements (Non-Investment Basis) contained in the Company’s Annual Report.

Executive Protection Plan

GREC maintains the Greenbacker Renewable Energy Corporation Executive Protection Plan (the “EPP”) for the benefit of certain management employees of GREC, the Company and their respective subsidiaries. The EPP provides for severance payments to participating executives of the Company following involuntary terminations of employment without cause or terminations of employment by the participating executives following a constructive termination of the executives’ employment. The severance provided under the EPP is conditioned on the executive’s adherence to certain restrictive covenants and the execution and non-revocation of a general release of claims.

Offer Letters

The material terms of the employment of and compensation for each of Messrs. Wheeler, Mash and Murphy are detailed in offer letters from GREC.

The material terms of Mr. Wheeler’s employment are as follows: (i) a base salary of $500,000; (ii) a target bonus of 100% of base salary; (iii) participation in the EPP, under which Mr. Wheeler would be entitled to severance following a termination without cause by GREC or a constructive termination of Mr. Wheeler (each as defined in the EPP) equal to 2.0x the total amount of his base salary and average annual bonus; (iv) severance for a qualifying termination following a change of control equal to 3x the total amount of his base salary and average annual bonus; (v) a restrictive covenant period for non-compete and non-solicitation of 24 months in the case of a qualifying termination other than following a change in control, and a restrictive covenant period for 36 months in the case of a qualifying termination following a change in control; and (vi) the eligibility to participate in the pension, health, and welfare benefit plans otherwise available to similarly situated executives and employees of GREC.

The material terms of Mr. Mash’s employment are as follows: (i) a base salary of $500,000; (ii) a bonus ranging from 50% to 200% of base salary, based on performance level; (iii) participation in the EPP, under which Mr. Mash would be entitled to severance following a termination without cause by GREC or a constructive termination of Mr. Mash (each as defined in the EPP) equal to 1.5x the total amount of his base salary and average annual bonus; (iv) severance for a qualifying termination following a change of control equal to 2.25x the total amount of his base salary and average annual bonus; (v) a restrictive covenant period for non-compete and non-solicitation of 18 months in the case of a qualifying termination other than following a change in control, and a restrictive covenant period for 27 months in the case of a qualifying termination following a change in control; and (vi) the eligibility to participate in the pension, health, and welfare benefit plans otherwise available to similarly situated executives and employees of GREC.

The material terms of Mr. Murphy’s employment are as follows: (i) a base salary of $400,000; (ii) a bonus ranging from 35% to 140% of base salary, based on performance level; (iii) participation in the EPP, under which Mr. Murphy would be entitled to severance following a termination without cause by GREC or a constructive termination of Mr. Murphy (each as defined in the EPP) equal to 1.5x the total amount of his base salary and average annual bonus; (iv) severance for a qualifying termination following a change of control equal to 2.25x the total amount of his base salary and average annual bonus; (v) a restrictive covenant period for non-compete and non-solicitation of 18 months in the case of a qualifying termination other than following a change in control, and a restrictive covenant period for 27 months in the case of a qualifying termination following a change in control; and (vi) the eligibility to participate in the pension, health, and welfare benefit plans otherwise available to similarly situated executives and employees of GREC.

Outstanding Equity Awards at Fiscal 2023 Year-End

The following table sets forth information regarding the outstanding equity awards held by the named executive officers as of December 31, 2023:

		Stock Awards
Name	Grant Date	Equity Awards: Number of shares or units of stock that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)
Spencer Mash	5/19/2022(1)	164,810	2,030,459
	8/9/2023(2)	377,330	2,753,000

Charles Wheeler	8/9/2023(2)	415,063	3,028,299

Matthew Murphy	5/19/2022(1)	138,100	1,701,392
	8/9/2023(2)	279,225	2,037,223

(1)	In connection with the Acquisition, on May 19, 2022, Group LLC granted EO Awards to Messrs. Mash and Murphy, which are profits interests that will vest upon the satisfaction of certain performance conditions, as more fully described under the heading “Share-Based Compensation” in “Note 3. — Acquisitions” in the Notes to Consolidated Financial Statements (Non-Investment Basis) contained in the Company’s Annual Report.

(2)	The Company granted service-based restricted share units to Messrs. Wheeler, Mash and Murphy, that vest ratably over a three year period. The Company also granted performance restricted share units to Messrs. Wheeler, Mash and Murphy that are both a market and service-based award in accordance with ASC Topic 718. Shares under these awards will vest on the fourth anniversary of the award date, subject to achievement of requisite Total Shareholder Return over a three year period, as more fully described in “Note 19. Share-based Compensation” in the Notes to Consolidated Financial Statements (Non-Investment Basis) contained in the Company’s Annual Report.

Pay Versus Performance

The following table sets forth compensation information and financial performance measures for the most recent fiscal year. We have elected to follow the scaled disclosure requirements applicable to Smaller Reporting Companies with respect to the Pay Versus Performance Table. Fair value amounts below are computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP.

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Principal Executive Officer (the “PEO”) and the other named executive officers (the “Non-PEO named executive officers”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

Pay Versus Performance Table

Year(s) (a)	Summary Compensation Table Total for PEO (b)	Compensation Actually Paid to PEO(1)(2) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(1)(2) (e)	Value of Initial Fixed $100 Based On Total Shareholder Return(3) (f)	Net (Loss) (g)
2023	$2,878,984	$3,778,299	$2,883,614	$3,431,320	$100.292	$(79,471,599)
2022	$1,310,904	$1,310,904	$3,179,354	$3,226,933	$104.111	$(724,977)

(1)	For 2023, the PEO is Charles Wheeler and the Non-PEO named executive officers are Spencer Mash and Matthew Murphy.

(2)	The dollar amounts reported above for the PEO under “Compensation Actually Paid to PEO” and for the Non-PEO named executive officers under “Average Compensation Actually Paid to Non-PEO Named Executive Officers” represent the amounts actually paid to the PEO and the Non-PEO named executive officers, respectively, as computed in accordance with Item 402(v) of Regulation S-K. These amounts do not reflect the actual amounts of compensation earned by or paid to the PEO or the average of the actual amounts of compensation earned by or paid to the Non-PEO named executive officers during the applicable years. Rather, in accordance with the requirements of Item 402(v) of Regulation S-K, these amounts reflect the amounts reported in the Summary Compensation Table (“SCT”), adjusted as follows:

(3)	Total Shareholder Return, or “TSR,” is determined based on the value of an initial fixed investment of $100 on May 19, 2022. Reflects the cumulative shareholder return over the period, computed in accordance with SEC rules, assuming an investment of $100 in our Class P-I Shares at a price per share equal to the MSV of our Class P-I Shares on May 19, 2022 and the measurement end point of the price of our Class P-I Shares on December 31, 2022. The price of our Class P-I Shares on May 19, 2022 was $8.798 and the price of our Class P-I Shares on December 31, 2022 was $8.801. Cumulative shareholder return is being calculated over the measurement period (1) beginning on May 19, 2022, the date of the Acquisition, and the date on which we began to compensate our named executive officers and (2) ending on December 31, 2022.

	2023	2023
	PEO	Non-PEO (Average)
SCT Total Comp	$2,878,984	$2,883,614
Subtract: Grant date fair value of equity awards granted during the covered year	(2,128,984)	(1,683,834)
Add: Fair value as of end of covered year of equity awards granted during covered year that were outstanding and unvested as of end of covered year	3,028,299	2,395,111
Add: Change in fair value from end of prior year to end of current year for equity awards granted in prior years that were outstanding and unvested at end of current year	0	0
Add: Fair value as of vesting date of equity awards that were granted and vested in same year	0	0
Add: Change in fair value from end of prior year to vesting date of equity awards granted in prior years that vested in covered year	0	0
Subtract: Fair value at end of prior year of equity awards granted in prior years that failed to vest (forfeited) in covered year	0	(163,571)
Add: Dollar amount of dividends or other earnings paid on equity awards in covered year prior to vesting date that are not included in total compensation for covered year	0	0
Compensation Actually Paid	$3,778,299	$3,431,320

We generally seek to incentivize long-term performance and, therefore, do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K).

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the measurement period of fiscal year 2023.

Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income (Loss)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income (Loss) during the measurement period of fiscal year 2023.

OWNERSHIP OF SECURITIES

The following table sets forth, as of April 1, 2024, information with respect to the beneficial ownership of the Shares by:

●	each person known by the Company to beneficially own more than 5% of any class of outstanding Shares;

●	each of the Company’s directors, director nominees and named executive officers; and

●	all of the Company’s directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. There are no Shares subject to options that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, all Shares are owned directly and the indicated person has sole voting and investment power.

Name and Address(1)	Number of Shares Beneficially Owned	Percentage of all Shares Issued and Outstanding
David Sher(2)	1,530,043	0.77%
Charles Wheeler	2,469,851	1.25%
Spencer Mash	1,445,651	0.73%
Christopher Smith	—	—
Matthew Murphy	370,613	0.19%
Michael Landenberger	53,932	0.03%
Robert Brennan(3)	2,758,281	1.40%
Kathleen Cuocolo	53,704	0.03%
Cynthia Curtis	24,620	0.01%
Robert Herriott	30,957	0.02%
David M. Kastin	28,346	0.01%
All executive officers and directors as a group (11 persons)*	8,765,998	4.44%

*	Percentages may not foot due to rounding.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Greenbacker Renewable Energy Company LLC, 230 Park Avenue, Suite 1560, New York, NY 10169.

(2)	Includes 214,430 shares of the Company beneficially owned by Greenbrothers Ventures LLC of which David Sher directly owns 23.61%. David Sher disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

(3)	Includes 2,744,353 shares of the Company beneficially owned by R2 Holdings of which Robert Brennan directly owns 33.61%. Robert Brennan disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Fifth Operating Agreement contains policies on transactions with affiliated persons. Pursuant to the terms of the Fifth Operating Agreement, our independent directors must review and approve transactions with affiliates.

2023 Related Transactions

Transition Services Agreement

In connection with the Acquisition, Group LLC and certain other parties (together, the “Service Recipients”) entered into a transition services agreement with Greenbacker Administration (the “Transition Services Agreement”). In November 2023, Group LLC and the Service Recipients entered into an amended transition services agreement (the “Amended Transition Services Agreement”), pursuant to which Greenbacker Administration is providing certain financial and corporate recordkeeping services to the Service Recipients until the earlier of: (i) December 31, 2025; (ii) such time as the parties terminate the services arrangement; or (iii) one month after such Service Recipient has been liquidated and dissolved. The Service Recipients shall be required to pay a fee of $200 per hour per person performing the services it receives under both the Transition Services Agreement and Amended Transition Services Agreement. The impact of the Transition Services Agreement and Amended Transition Services Agreement, as applicable, to the Consolidated Financial Statements for the year ended December 31, 2023 and the period from May 19, 2022 through December 31, 2022 was not material.

Secured Loans to AEC Companies

The Company entered into secured loans to finance the purchase and installation of energy-efficient lighting with AEC Companies. Certain of the loans with LED Funding LLC, an AEC Company, converted to a lease on the day the energy efficiency upgrades became operational. AEC Companies are considered related parties as the members of these entities own a direct, noncontrolling ownership interest in the Company. The loans between the AEC Companies and the Company, and the subsequent leases, were negotiated at arm’s length and contain standard terms and conditions that would be included in third-party lending agreements, including required security and collateral, interest rates based upon risk of the specific loan, and term of the loan. As of December 31, 2023 and 2022, the Company was owed $0.1 million and $0.1 million, respectively, in lease payments from AEC Companies, which is included in Accounts receivable on the Consolidated Balance Sheets. As of December 31, 2023 and 2022, the principal balance of the loan receivable was $0.2 million and $0.3 million, respectively, which is included in Other noncurrent assets on the Consolidated Balance Sheets. The interest receivable as of December 31, 2023 and 2022 was not material. The Company received payments of $0.1 million and $0.1 million on the operating leases and the loan receivable, respectively, during both the year ended December 31, 2023 and the period from May 19, 2022 through December 31, 2022.

Separation and Consulting Agreement

On September 1, 2023, GREC (together with the Company) and Mehul Mehta entered into a separation agreement where Mr. Mehta’s role as Chief Investment Officer with the Company terminated on September 1, 2023, and the Company engaged Mr. Mehta as a consultant. Pursuant to the separation agreement, Mr. Mehta will receive cash severance of $1.3 million and a grant of 0.1 million cash-settled restricted share units, of which a certain portion vested on February 17, 2024, with the remainder vesting on February 17, 2025. Mr. Mehta’s previous grant of 0.1 million restricted share units were forfeited. A certain number of Mr. Mehta’s Earnout Shares will vest on an accelerated basis on May 19, 2024. Mr. Mehta will also have the ability to have Class P-I shares repurchased depending on whether the Company’s current SRP has been terminated or suspended. Refer to “Note 19. Share-based Compensation” for additional information on Mr. Mehta’s forfeited restricted share units and granted cash-settled restricted share units. All participating Earnout Shares and Class P-I shares were reclassified as temporary equity and recorded within Redeemable common shares, par value and Redeemable common shares, additional paid-in capital on the Consolidated Balance Sheets.

In addition, the Company entered into a consulting agreement with Mr. Mehta to provide certain consulting, transition and other services. The term of the consulting agreement is from September 1, 2023 through January 2, 2024, with total consideration of $0.2 million paid in accordance with the Company’s normal payroll schedule. The consulting agreement expired in accordance with its terms on January 2, 2024.

GCM Managed Funds

The Company, through GCM, has entered into management and advisory agreements with its managed funds, for which certain officers of the Company or GCM may also serve as officers or own interests in such managed funds, and receives management and performance-based fees pursuant to these agreements. For a description of these managed funds and the management and other fees earned by and payable to the Company, see “GCM Managed Funds” in “Note 16. Related Parties” in the Notes to the Company’s Consolidated Financial Statements (Non-Investment Basis) contained in the Company’s Annual Report.

2022 Related Transactions

As set forth in its Current Report on Form 8-K filed on May 23, 2022, on May 19, 2022, the Company completed the Acquisition pursuant to which it acquired substantially all of the business and assets, including intellectual property and personnel of its external advisor, GCM, Greenbacker Administration and certain other affiliated companies. All of the acquired business and assets were immediately thereafter contributed by the Company to its wholly owned subsidiary, GREC. As a result of the management internalization transaction, the Company operates as a fully integrated and internally managed company with its own internal executive management team and other employees to manage its business and operations.

The Board of Directors oversees the Company’s management. Until the Acquisition, GCM was responsible for managing the Company on a day-to-day basis and identifying and making investments on the Company’s behalf pursuant to a Fourth Amended and Restated Advisory Agreement, dated July 1, 2021, among the Company, GREC, and GCM, which agreement has since been terminated. Also, in connection with the Acquisition, the employment arrangements of the employees of Group LLC were assigned and transferred to GREC. Prior to the Acquisition, GCM was wholly owned by Group LLC, which was primarily owned by certain of the Company’s directors and/or officers until the Acquisition. From January 1, 2022 to May 19, 2022, the Company paid management fees, performance participation fees and expense reimbursement fees in the aggregate amount of $15,394,123 to GCM as its advisor and Greenbacker Administration as its administrator. For a further description of these agreements and the fees paid to GCM and Greenbacker Administration by the Company, see “Note 4. — Related Party Agreements and Transaction Agreements” in the Notes to the Company’s Consolidated Financial Statements (Investment Basis) contained in the Company’s Annual Report.

In addition, immediately prior to the Acquisition, GCM received $233,225 in consideration for the divestiture of shares of the Company it owned.

Modified Special Unit

In accordance with the terms of the Fourth Amended and Restated Limited Liability Company Operating Agreement (the “Fourth Operating Agreement”), a wholly owned subsidiary of GCM (the “Special Unitholder”) was the holder of a special unit of membership interest in the Company, which, prior to the completion of the Acquisition, entitled the Special Unitholder to receive the Performance Participation Fee and Liquidation Performance Participation Fee, each as described in detail in “Note 4. — Related Party Agreements and Transaction Agreements” in the Notes to the Consolidated Financial Statements (Investment Basis) contained in the Company’s Annual Report.

Prior to the Acquisition, under the Fourth Operating Agreement, the Liquidation Performance Participation Fee payable to the Special Unitholder was equal to 20.0% of the net proceeds from a liquidation of the Company in excess of adjusted capital, as measured immediately prior to liquidation. Adjusted capital was defined as the Company’s net asset value immediately prior to the time of a liquidation or a listing. In the event of any liquidity event that involved a listing of the Company’s shares, or a transaction in which the Company’s shareholders received shares of a company that was listed on a national securities exchange, the Liquidation Performance Participation Fee would have been equal to 20.0% of the amount, if any, by which the Company’s listing value following such liquidity event exceeded the adjusted capital, as calculated immediately prior to such listing (the “Listing Premium”). Any such Listing Premium and related Liquidation Performance Participation Fee would be determined and payable in arrears 30 days after the commencement of trading following such liquidity event.

Following the Acquisition, under the Fifth Operating Agreement, the Company issued a new membership interest (the “Liquidation Performance Unit”) to GB Liquidation Performance Holder LLC (the “LPU Holder”), which entitled it to receive a distribution upon listing or liquidation on the same terms described above with the exception that amounts that may be earned upon the occurrence of a listing of the Company’s shares (or a transaction in which the Company’s shareholders receive shares of a company that is listed) on a national securities exchange are no longer payable in cash, but only in additional Class P-I Shares, which will be valued for such purpose at their then fair market value as determined in accordance with the terms of the Fifth Operating Agreement at the time of such listing. In the case of a liquidation of the Company, amounts payable may be paid in additional shares of the Company, other securities and/or cash. Refer to “Note 18. Equity” in the Notes to the Consolidated Financial Statements (Non-Investment Basis) contained in the Company’s Annual Report for additional information on the Liquidation Performance Unit. In connection with the Acquisition, certain of our executive officers and directors and their affiliates received shares of the Company, including the following:

Name	P-I Shares	Cash Value	LPU Shares(1)	EO Shares(1)
Charles Wheeler	1,929,992.14	$16,980,071	1,635,347	793,345.60
David Sher	1,242,996.29	$10,935,881	1,062,827	510,936.05
Spencer Mash	1,120,997.35	$9,862,535	986,385	625,608.93
Michael Landenberger	37,388.83	$328,947	49,567	75,086.11
Robert Brennan	2,142,139.84	$18,846,546	1,695,523	881,440.36

(1)	As of December 31, 2022, the LPU Shares and EO Shares had a cash value of $0.

Registration Rights Agreement

In connection with the Acquisition, the Company, GREC, Group LLC and the LPU Holder entered into a customary registration rights agreement pursuant to which GREC has agreed to use commercially reasonable efforts to prepare and file with the SEC not later than 12 months from the beginning of the first full calendar month following completion of an initial public offering by GREC a shelf registration statement relating to the resale of shares of common stock of GREC that may in the future be held by Group LLC, the LPU Holder and/or their respective members to the extent their shares of the Company are repurchased, redeemed, exchanged or converted into shares of common stock of GREC. GREC has agreed to pay customary registration expenses and to provide customary indemnification in connection with the foregoing registration rights.

GDEV

Prior to the Acquisition, GREC made a direct equity investment in Greenbacker Development Opportunities Fund I, LP (“GDEV”). As the initial investor, GREC was awarded a 10.00% carried interest participation in Greenbacker Development Opportunities Fund GP I, LLC (“GDEV GP”), the general partner of GDEV and Greenbacker Development Opportunities Fund I (B), LP. On May 19, 2022, in conjunction with the Acquisition and specifically the acquisition of a 75.00% equity interest stake in GDEV GP, the Company assumed GDEV GP’s additional commitment to GDEV. Prior to the transaction, GREC had an equity interest of approximately 7.37% in GDEV (fair value of approximately $3.8 million as of May 19, 2022). As a result of the acquisition of 75.00% of the equity interests in GDEV GP, the Company acquired an additional 2.80% equity interest in GDEV (fair value of approximately $1.4 million as of May 19, 2022). Additionally, prior to the Acquisition, Charles Wheeler, David Sher, Mehul Mehta and Robert Brennan had an aggregate equity interest of less than 1.00% in GDEV and they still have such equity interest. An employee of the Company holds the remaining 25.00% of the equity interest in GDEV GP. On November 18, 2022, GREC sold its investment in GDEV to an unrelated third party for $5,658,467, resulting in a realized gain of $286,637. As of December 31, 2022, GDEV GP held 3.70% of the interests in GDEV, with a fair value of $2,325,983.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is empowered to appoint a firm to serve as the Company’s independent registered public accounting firm. KPMG LLP (“KPMG”) served as the Company’s independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022. The Audit Committee has not yet appointed the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. This review has not yet been completed. Based upon the results of this review, the Audit Committee will determine which independent registered public accounting firm to engage to perform our annual audit. Shareholder approval of our accounting firm is not required by our Fifth Operating Agreement or otherwise required to be submitted to the shareholders. The Company knows of no direct financial or material indirect financial interest of KPMG in the Company. A representative of KPMG will be available by telephone or in person to answer questions during the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so.

Audit and Non-Audit Fee Table

Set forth in the table below are the fees invoiced for audit and other services provided by KPMG for the Company’s fiscal years ended December 31, 2023 and 2022.

Fiscal Year	Audit Fees(1)	Audit - Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2023	$2,707,621	$55,000	$352,257	$—
2022	$2,083,552	$—	$68,485	$—

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s consolidated financial statements and review of the Company’s quarterly consolidated financial statements and audit services provided in connection with the Company’s quarterly and annual statutory or regulatory filings.

(2)	Audit-related fees consisted of all fees associated with statutory and regulatory filings other than the Company’s quarterly and annual statutory and regulatory filings, such as fees to issue consents for the Company’s filing of registration statements.

(3)	Tax fees consisted of tax compliance fees.

(4)	Other fees billed in the reporting periods for products and services provided by KPMG.

The Company’s Audit Committee reviews, negotiates and approves in advance the scope of work, any related engagement letter and the fees to be charged by the independent registered public accounting firm for audit services and permitted non-audit services for the Company. All of the audit and non-audit services described above for which KPMG billed the Company for the fiscal years ended December 31, 2023 and 2022 were pre-approved by the Audit Committee. The Audit Committee has delegated to the chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees up to a maximum for any one service of $25,000 provided that the chair shall report any decisions to pre-approve services and fees to the full Audit Committee at its next regular meeting.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and KPMG the Company’s consolidated financial statements filed with the SEC for the fiscal year ended December 31, 2023. Management advised the Audit Committee that all financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and reviewed significant accounting issues with the Audit Committee. The Audit Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence and has discussed with KPMG its independence. The Audit Committee has reviewed the audit fees paid by the Company to KPMG. It has also reviewed non-audit services and fees to assure compliance with the Company’s and the Audit Committee’s policies restricting KPMG from performing services that might impair its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022 be included in the Company’s Annual Report for filing with the SEC.

April 26, 2024

The Audit Committee

Kathleen Cuocolo, Chair
Cynthia Curtis
Robert Herriott
David M. Kastin

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s shareholders are being asked to consider the following seven individuals, all of whom are currently serving on the Company’s Board of Directors, to serve as directors until the next Annual Meeting of Shareholders or until their successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal from office:

Name	Position with Greenbacker Renewable Energy Company LLC
Charles Wheeler	Chairman, President & Chief Executive Officer
Robert Brennan	Director
David Sher	Director
Kathleen Cuocolo	Independent Director
Cynthia Curtis	Independent Director
Robert Herriott	Independent Director
David M. Kastin	Independent Director

The relevant experiences, qualifications, attributes and skills of each nominee that led our Board of Directors to recommend him or her as a nominee for director are described in the section entitled “Directors, Corporate Governance and Executive Officers” above.

All of the nominees have indicated their willingness to serve, if elected. However, if any nominee should be unable or unwilling to serve, the Board of Directors may designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee. Alternatively, the Board of Directors may allow the vacancy to remain open until a suitable candidate is located and nominated or may adopt a resolution to decrease the authorized number of directorships.

The Company did not receive any shareholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.

Required Vote

Director nominees are elected by a plurality of the votes cast at the Annual Meeting, meaning that the seven director nominees receiving the highest number of affirmative votes will be elected.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR” votes, withheld votes and broker non-votes.

Brokers who hold Shares in street name have the discretionary authority to vote on certain “routine” items when they have not received instructions from their clients. If the organization that holds your Shares does not receive instructions from you on how to vote your Shares on the other matters being considered at the Annual Meeting, the organization that holds your Shares will inform the Company that it does not have the authority to vote on this matter with respect to your Shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum but will not otherwise affect voting results. We encourage you to provide voting instructions to the organization that holds your Shares by carefully following the instructions provided in the Notice.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE ELECTION OF THE NAMED DIRECTORS.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE
COMPENSATION

Shareholders are being asked to consider advisory approval of the Company’s executive compensation. This “say-on-pay” vote is a non-binding, advisory vote on whether to approve the Company’s executive compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the compensation tables and related material disclosed in this Proxy Statement). At the 2023 annual meeting of shareholders, our shareholders voted for a one-year interval for the advisory vote on executive compensation. With respect to this proposal, shareholders may vote “FOR” or “AGAINST” or mark your proxy “ABSTAIN.”

Our executive compensation program reflects the philosophy that compensation should reward executives for outstanding individual performance and, at the same time, align the interests of executives closely with those of shareholders. To implement that philosophy, the Company aims to reward above-average corporate performance and recognize individual initiative and achievements. Our executive compensation program is designed to attract, retain, motivate, and reward key executives and align their interests with those of our shareholders. We compensate our executive officers with a combination of cash and equity awards. We believe that our executive compensation program and the corresponding executive compensation detailed in this Proxy Statement are aligned with the long-term interests of our shareholders.

Accordingly, the following advisory and non-binding resolution will be presented to our shareholders at the 2024 Annual Meeting:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation payable to our named executive officers as disclosed in accordance with Securities and Exchange Commission rules in our Proxy Statement for our 2024 Annual Meeting, including the compensation tables and other narrative executive compensation disclosure under “Executive Officer Compensation” in this Proxy Statement for our 2024 Annual Meeting.

As an advisory vote, this proposal is not binding upon the Company. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and intends to consider the outcome of the vote when making future compensation decisions for our executive officers.

The Board of Directors strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of approving the Company’s executive compensation.

Required Vote

Under Article XII of the Fifth Operating Agreement, a majority of the votes cast at a meeting of shareholders duly called and at which a quorum is present is sufficient to approve any matter which may properly come before the Annual Meeting, unless more than a majority of the votes cast is required by statute or the Fifth Operating Agreement. Inasmuch as Proposal 2 does not require a greater vote by statute or the Fifth Operating Agreement, a majority of all the votes cast at the Meeting at which a quorum is present is sufficient to approve the Company’s executive compensation. Abstentions are not votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR” votes, “AGAINST” votes and broker non-votes.

Brokers who hold Shares in street name have the discretionary authority to vote on certain “routine” items when they have not received instructions from their clients. If the organization that holds your Shares does not receive instructions from you on how to vote your Shares on the other matters being considered at the Annual Meeting, the organization that holds your Shares will inform the Company that it does not have the authority to vote on this matter with respect to your Shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be considered as represented for purposes of determining a quorum, but will not otherwise affect voting results. We encourage you to provide voting instructions to the organization that holds your Shares by carefully following the instructions provided in the Notice.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE,
ON A NON-BINDING, ADVISORY BASIS, FOR
THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Company’s Fifth Operating Agreement requires the Company to hold an annual meeting of shareholders for the election of directors and the transaction of any business within the powers of the Company on a date and at a time set by the Company’s Board of Directors. In addition, the Company will hold special meetings as required or deemed desirable or upon the request of the holders of at least 10% of the Company’s outstanding Shares entitled to vote. Shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of shareholders by submitting their proposals in writing to the Company’s Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2025 annual meeting of shareholders, the Company’s Secretary must receive the written proposal at the Company’s principal executive offices no earlier than the 150th  day and no later than 5:00 P.M., Eastern Time, on the 120th  day prior to the first anniversary of the date of mailing of the Notice of Annual Meeting for the 2024 Annual Meeting; provided, however, that in the event that the date of the 2025 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the 2024 annual meeting, notice by the shareholder to be timely must be so delivered not earlier than the 150th  day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time on the later of the 120th  day prior to the date of such annual meeting or the 10th  day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a Member’s notice as described above. Accordingly, any notice given by a shareholder pursuant to these provisions of the Fifth Operating Agreement must be received no earlier than November 30, 2024, and not later than the close of business on December 30, 2024. In addition, shareholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY 10169

Shareholder proposals to be presented at the 2025 annual meeting of shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement for the 2025 annual meeting of shareholders, must be received in writing at the Company’s corporate offices no later than March 15, 2025 (45 days before the one-year anniversary of the date this proxy statement is mailed to you).

In addition to satisfying the notice requirements under the Fifth Operating Agreement, any shareholder who intends to solicit proxies in support of director nominees other than management’s nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act, including providing a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than management’s nominees at least 60 days before the anniversary of the prior year’s annual meeting, which, for statements delivered with respect to the 2025 annual meeting of shareholders, will be March 31, 2025. If the 2025 annual meeting of shareholders is changed by more than 30 calendar days from the first anniversary of the 2024 Annual Meeting, shareholders must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2025 annual meeting of shareholders or the 10th  calendar day following the day on which public announcement of the date of the 2025 annual meeting of shareholders is first made.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers may be householding the Company’s proxy materials by delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you are a shareholder of record. You can notify the Company by sending a written request by mail to Greenbacker Renewable Energy Company LLC, 230 Park Avenue, Suite 1560, New York, NY 10169 or by contacting the Company at (646) 720-9463. In addition, the Company will promptly deliver, upon request, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors of the Company knows of no other matters that may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters. Such discretionary authority is conferred by the proxy.

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Audit Committee Report specifically is not incorporated by reference into any other filings with the SEC.

Vote this proxy card TODAY! Your prompt response will save the expense of additional mailings.

GREENBACKER RENEWABLE ENERGY COMPANY LLC
230 Park Avenue, Suite 1560
New York, NY 10169

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2024

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (the “Company”), for use at the 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company, to be held virtually at 9:00 A.M., Eastern Time, on Thursday, May 30, 2024. The meeting can be accessed by visiting www.proxypush.com/greenbacker, where you will be able to listen to the meeting live and vote online. This Proxy Statement and the accompanying materials are being mailed to shareholders of record described below on or about April 29, 2024 and are available at www.greenbackercapital.com/greenbacker-renewable-energy-company.

The undersigned hereby appoints Christopher Smith as proxy of the undersigned with full power of substitution to attend the Annual Meeting and vote as designated on the reverse side all of the shares of limited liability company interests (“Shares”) held of record by the undersigned. All properly executed proxies representing Shares received prior to the Annual Meeting will be voted in accordance with the instructions marked thereon.

Proposal No. 1: IF THE PROXY IS SIGNED, SUBMITTED, AND NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR THE PROPOSAL TO ELECT THE DIRECTORS.

Proposal No. 2: IF THE PROXY IS SIGNED, SUBMITTED, AND NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR THE RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

If any other business is presented at the meeting, this proxy will be voted by the proxy in his best judgment, including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies. At the present time, the Board of Directors knows of no other business to be presented at the meeting. Any shareholder who has given a proxy has the right to revoke it at any time prior to its exercise. Shareholders who execute proxies may revoke them with respect to a proposal by attending the Annual Meeting and voting his or her Shares during the meeting, or by submitting a letter of revocation or a later-dated proxy to the Company at the above address prior to the date of the Annual Meeting.

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE

Dated _____________

Signature(s) (Title(s), if applicable) (Sign in the Box)

Note: Please sign exactly as your name appears on this Proxy. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian, etc., please so indicate. Corporate or partnership proxies should be signed by an authorized person indicating the person’s title.

Please refer to the Proxy Statement discussion of these matters.

Proposal No. 1:

IF THE PROXY IS SIGNED, SUBMITTED, AND NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR PROPOSAL NO. 1.

As to any other matter, said proxy shall vote in accordance with their best judgment.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

1.	To elect seven directors for the ensuing year or until their successors are elected and qualify.
	Nominees:	FOR	WITHHOLD
	(01) David Sher	☐	☐
	(02) Charles Wheeler	☐	☐
	(03) Kathleen Cuocolo	☐	☐
	(04) Robert Herriott	☐	☐
	(05) David M. Kastin	☐	☐
	(06) Robert Brennan	☐	☐
	(07) Cynthia Curtis	☐	☐

Proposal No. 2:

IF THE PROXY IS SIGNED, SUBMITTED, AND NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR PROPOSAL NO. 2.

As to any other matter, said proxy shall vote in accordance with their best judgment.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

1.	Advisory resolution approving the Company’s executive compensation.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

PLEASE SIGN ON REVERSE SIDE